Exhibit 99.1
NEWS FROM THE CHUBB CORPORATION
The Chubb Corporation
15 Mountain View Road – P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
     FOR IMMEDIATE RELEASE
Chubb COO Motamed to Retire June 6;
Will Join CNA Next Year as Chairman and CEO
     WARREN, New Jersey, May 23, 2008 — The Chubb Corporation [NYSE: CB] today announced that Thomas F. Motamed, Vice Chairman and Chief Operating Officer, will retire from Chubb effective on June 6, 2008. Motamed has accepted the position of Chairman and Chief Executive Officer of CNA Financial Corporation [NYSE: CNA] and will assume that position as of June 8, 2009 in compliance with his compensation agreements with Chubb.
     Motamed has served Chubb for 31 years, beginning in 1977 as a claims trainee, and has held increasingly responsible positions in the field and the home office. He was elected to his present position in December 2002.
     “I am grateful for 31 very satisfying years at Chubb,” said Motamed, “but the opportunity to become CEO of a publicly traded, well known and respected insurer like CNA is one I did not want to pass up.”
     “Tom has made significant contributions to the success of Chubb during his distinguished career here, and we wish him well,” said John D. Finnegan, Chairman, President and Chief Executive Officer of Chubb. “While we are sorry to lose Tom, we are fortunate to have significant senior management bench strength in the individuals who reported to Tom. For the immediate future, those individuals will report to me.”
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

For further information contact:	Glenn A. Montgomery 908-903-2365 Mark E. Greenberg 908-903-2682